NEWPORT NEWS SHIPBUILDING INC. STOCK OWNERSHIP PLAN
                            (AS AMENDED AND RESTATED)

1.       Purpose

         The purpose of the Plan is to promote the long-term success of the Company for the benefit of shareholders by encouraging its officers and key employees to have meaningful investments in the Company so that, as stockholders themselves, those individuals will be more likely to represent the views and interest of other stockholders and by providing incentives to such officers and key employees for continued service. The Company believes that the possibility of participation under the Plan will provide this group of officers and employees an incentive to perform more effectively and will assist the Company in attracting and retaining people of outstanding training, experience and ability.

2.       Definitions

         "Authorized Plan Shares" has the meaning set forth in Section 6(a).

         "Award" means an award or grant made to a Participant under Section 8.

         "Award Agreement" means the agreement provided in connection with an Award under Section 12.

         "Award Date" means the date that an Award is made, as specified in an Award Agreement.

         "Board of Directors" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

         "Company" means Newport News Shipbuilding Inc.

         "Committee" means the Compensation and Benefits Committee of the Board of Directors, or any successor committee thereto.

         "Common Stock" means the Company's common stock, $.01 par value per share.

         "Covered Employees" shall have the meaning specified in Section 162(m)(3) of the Code.

         "Dividend Equivalent" means an amount equal to the amount of the cash dividends that are declared and become payable after the Award Date for the Award to which it relates and on or before the Settlement Date for such Award.


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         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" on any date means the average of the highest and the lowest sales prices of a share of Common Stock on the Composite Tape for such date, as reported by the National Quotation Bureau Incorporated, provided that if (i) no sales of Common Stock are included on the Composite Tape for such date, or (ii) in the opinion of the Committee, the sales of Common Stock on such date are insufficient to constitute a representative market, then the Fair Market Value of a share of Common Stock on such date shall be deemed to be the average of the highest and lowest prices of a share of Common Stock as reported on said Composite Tape for the next preceding day on which (x) sales of Common Stock are included and (y) the circumstances described in this clause (ii) do not exist.

         "ISO" means any Stock Option designated in an Award Agreement as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

         "Non-Qualified Stock Option" means any Stock Option that is not an ISO.

         "Option Price" means the purchase price of one share of Common Stock under a Stock Option.

         "Participant" means an employee or officer of Newport News who has been selected by the Committee to receive an Award under the Plan.

         "Performance Unit" means an Award denominated in cash, the amount of which may be based on performance of the Participant or of Newport News or of any subsidiary or division thereof.

         "Plan" means this Newport News Shipbuilding Inc. Stock Ownership Plan, as amended from time to time.

         "Reload Stock Option" means a Stock Option (i) that is awarded, either automatically in accordance with the terms of an Award Agreement in which one or more other Awards are made or by separate Award, upon the exercise of a stock option granted under this Plan or otherwise where the option price is paid by the option holder by delivery of shares of Common Stock on the Settlement Date for such exercise and (ii) that entitles such holder to purchase the number of shares so delivered for an Option Price equal to the Fair Market Value of a share of Common Stock on such Settlement Date.

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         "Restricted Stock" means shares of Common Stock subject to restrictions and conditions pursuant to Section 8(c).

         "Rule 16b-3" means Regulation ' 240.16b-3 of the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act.

         "Settlement Date" means, (i) with respect to any Stock Option that has been exercised in whole or in part, the date or dates upon which shares of Common Stock are to be delivered to the Participant and the Option Price therefor paid, (ii) with respect to any SARs that have been exercised, the date or dates upon which a cash payment is to be made to the Participant, or in the case of SARs that are to be settled in shares of Common Stock, the date or dates upon which such shares are to be delivered to the Participant, (iii) with respect to Performance Units, the date or dates upon which cash or shares of Common Stock are to be delivered to the Participant, (iv) with respect to Dividend Equivalents, the date upon which payment thereof is to be made, and (v) with respect to Stock Equivalent Units, the date upon which payment thereof is to be made, in each case, determined in accordance with the terms of the Award Agreement under which any such Award was made.

         "Stock Appreciation Right" or "SAR" means an Award that entitles the Participant to receive on the Settlement Date an amount equal to the excess of

                  (i) the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over

                  (ii) the Fair Market Value of one share of Common Stock on the Award Date or any other higher amount specified in the Award Agreement.

         "Stock Equivalent Unit" means an Award that entitles the Participant to receive on the Settlement Date an amount equal to the Fair Market Value of one share of Common Stock on such date.

         "Stock Option" or "Option" means any right to purchase shares of Common Stock (including a Reload Stock Option) awarded pursuant to Section 8(a).

         "Newport News" means the Company, any stock corporation of which a majority of the capital stock generally entitled to vote for directors is owned directly or indirectly by the Company, and any other company designated as such by the Committee, but only during the period of such ownership or designation.

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3.       Term

         The Plan shall be effective as of October 8, 1996, and shall remain in effect though December 31, 2001. After termination of the Plan, no further Awards may be granted other than Reload Stock Options granted in accordance with Award Agreement existing as of December 31, 2001, but outstanding Awards shall remain effective in accordance with their terms and the terms of the Plan.

4.       Plan Administration

                  (a) The Committee shall be responsible for administering the Plan.

                           (i)      Composition of the Committee.  The Committee
shall be comprised of two or more members of the Board of Directors, all of whom shall be "non-employee directors" as defined in Rule 16b-3 and "outside directors" as that term is used in Section 162 of the Code and the regulations promulgated thereunder.

                           (ii)     Powers.  The  Committee  shall have full and
exclusive discretionary power to interpret the Plan and to determine eligibility for benefits and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such power shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Section 13, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company or its affiliates operate.

                           (iii)    Delegation.  The  Committee  may  delegate
to one or more of its members or to one or more agents or advisors such non-discretionary administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

                  (b) The Committee may employ attorneys, consultants, accountants and other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions take and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards,

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and all members of the Committee shall be fully protected by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

5.       Eligibility

         Awards will be limited to persons who are officers or key employees of Newport News. In determining the persons to whom Awards shall be made, the Committee shall, in its discretion, take into account the nature of the person's duties, past and potential contributions to the success of Newport News and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. A person who has received an Award or Awards may receive an additional Award or Awards. For purposes of this Section 5, the terms "employee" and "officer" shall also include any former employee or former officer of Newport News eligible to receive a replacement award as contemplated in the third sentence of Section 8.

6.       Authorized Awards; Limitations

                  (a) Except for adjustments pursuant to Section 7, the maximum number of shares of Common Stock that shall be available for issuance under the Plan (the "Authorized Plan Shares") shall be 5,250,000 (approximately 15% of the issued and outstanding shares of Common Stock on the effective date of the amended and restated Plan).

                  (b) Except for adjustments pursuant to Section 7, in no event
(i) shall more than 1 million of the Authorized Plan Shares be available for issuance pursuant to the exercise of ISOs awarded under the Plan; and (ii) shall more than 800,000 of the Authorized Plan Shares be available for issuance pursuant to Restricted Stock Awards.

                  (c) If an Award expires unexercised or is forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock that were theretofore subject (or potentially subject) to such Award may again be made subject to an Award Agreement.

                  (d) Common Stock that may be issued under the Plan may be either authorized and unissued shares, or issued shares that have been reacquired by the Company and that are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan; provided, however, that cash, in an amount equal to the Fair Market Value of a fractional share of Common Stock as of the Settlement Date of the Award, shall be paid in lieu of any fractional shares in the settlement of Awards payable in shares of Common stock.

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                  (e) In no event shall the number of shares of Common Stock subject to Stock Options plus the number of shares underlying SARs awarded to any one Participant during the period from October 8, 1996, through December 31, 2001, exceed 10% of the Authorized Plan Shares. In all events, determinations under the preceding sentence shall be made in a manner that is consistent with Code Section 162 and the regulations promulgated thereunder.

7.       Adjustments and Reorganizations

         The Committee may make such adjustments to Awards granted under the Plan (including the terms, exercise price and otherwise) as it deems appropriate in the event of changes that impact the Company, the Company's share price, or share status, provided that any such actions are consistently and equitably applied to all affected Participants; provided, that, notwithstanding any other provision hereof, insofar as any Award is subject to performance goals established to qualify payments thereunder as "performance-based compensation" as described in Section 162(m) of the Code, the Committee shall have no power to adjust such Awards other than (i) negative discretion and (ii) the power to adjust Awards for corporate transactions, in either case to the extent permissible under regulations interpreting Code Section 162(m).

         In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-up, rights offering, share combination, or other change in the corporate structure of the Company affecting the Common Stock, the number and kind of shares that may be delivered under the Plan shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to preserve the benefits or potential benefits to be made available under the Plan, and the number and kind and price of shares subject to outstanding Awards and any other terms of outstanding Awards shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to prevent dilution or enlargement of outstanding Awards.

8.       Awards

                  The Committee shall determine the type and amount of any Award to be made to any Participant; provided, however, that, except as provided in paragraph (g), no Award granted pursuant to this Plan shall vest in less than six months after the date the Award is granted. Awards may be granted singly, in combination, or in tandem. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee benefit or compensation plan of Newport News, including any such employee benefit or compensation plan of any acquired entity.

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

         (a)      Stock Options.

                           (i)      Grants.  Stock  Options  (including  Reload
Stock  Options)  granted under this Plan may be either of the following:

                                    (1)     an ISO or

                                    (2)     a Non-Qualified Stock Option

                  The Committee may grant any Participant one or more ISOs, Non-Qualified Stock Options, or both types of Stock Options, in each case with or without SARs or Reload Stock Options or any other form of Award. Stock Options granted pursuant to this Plan shall be subject to such additional terms, conditions, or restrictions as may be provided in the Award Agreement relating to such Stock Option.

                           (ii)     Option  Price.  The Option  Price of a Stock
Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Award Date; provided, however, that in the case of a Stock Option granted retroactively in tandem with or as a substitution for another Award, the Option Price shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of such other Award; and provided further that in any case ISOs shall have a price equal to 100% of the Fair Market Value of a share of Common Stock on the Award Date.

                           (iii)    ISOs.  Anything in this Plan to the contrary
notwithstanding, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority awarded under the Plan be exercised, so as to disqualify this Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any ISO under
Section 422 of the Code.

         An ISO shall not be granted to an individual who, on the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the employing Company or of its parent or any subsidiary corporation.

         The aggregate Fair Market Value, determined on the Award Date, of the shares of Common Stock or other stock with respect to which one or more ISOs (or other "incentive stock options," within the meaning of Subsection (b) of Section 422 of the Code, under all other stock option plans of the Participant's employing Company and its parent and subsidiary corporation) that are exercisable for the first time by the Participant during any particular calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

                           (iv)     Manner of Payment of Option  Price.  The
Option Price shall be paid in full at the time of the exercise of the Stock Option and may be paid in any of the following methods or combinations thereof:
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
                  (A) In United States dollars in cash, check, bank draft or money order payable to the order of the Company;

                  (B) By the delivery of shares of Common Stock having an aggregate Fair Market Value on the date of such exercise equal to the Option Price;

                  (C) Participants may simultaneously exercise Stock Options and sell their shares of Common Stock acquired thereby and apply the proceeds to the payment of the Option Price pursuant to the procedures established by the Committee; and

                  (D) In any other manner that the committee shall approve.

                  (E) Any shares of Common Stock required or permitted to be sold by an executive officers of the Company in connection with the payment of the Option Price shall be transferred to the Company.

                  (v) Reload Stock Options. The Committee may award Reload Stock Options to any Participant either in combination with other Awards or in separate Award Agreements that grant Reload Stock Options upon exercise of outstanding stock options granted under this Plan or otherwise.

         (b)      Stock Appreciation Rights.

                  (i) Grants. The Committee may award any Participant SARs, which shall be subject to such additional terms, conditions, or restrictions as may be provided in the Award Agreement relating to such SAR Award, including any limits on aggregate appreciation. SARs may be settled in Common Stock or cash or both.

                  (ii) Award Price. The Award Price per share of Common Stock of a SAR shall be fixed in the Award Agreement and shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of the award; provided, however, that in the case of a SAR awarded retroactively in tandem with or as a substitution for another Award, the Award Price per share of a SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of such other Award.

                  (iii) Distribution of SARs. SARs shall be exercisable in accordance with the conditions and procedures set out in the Award Agreement relating to such SAR Award.

         (c) Restricted Stock. The Committee may award Restricted Stock to any Participant. Awards of Restricted Stock shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, which may include, but are not limited to, continued service with the Company, achievement of specific business objectives, and other measurements of individual or business unit or Company performance.

         (d) Stock Equivalent Units. The Committee may award Stock Equivalent Units to any Participant. All or part of any Stock Equivalent Units Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award Agreement, which may include some or all of the following; continued service with the Company, achievement of specific business objects, and other measurements of individual or business unit or Company performance that may include but shall not be limited to, earnings per share, net profits, total shareholder return, cash flow, return on shareholders' equity, EVA, and cumulative return on net assets employed. Without limiting the generality of the foregoing, it is intended that the Committee shall establish performance goals applicable to Stock Equivalent Units granted to Participants who, in the judgment of the Committee, may be Covered Employees in such manner as shall permit it to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. The maximum number of Stock Equivalent Units that may be granted to any Participant in any one calendar year shall not exceed 100,000.

         (e) Dividend Equivalents. The Committee may provide in any Award Agreement in which Stock Equivalent Units are awarded that such Stock Equivalent Units may accrue Dividend Equivalents. In lieu of awarding Dividend Equivalents, the Committee may provide for automatic awards of additional Stock Equivalent Units on each date that cash dividends are paid on the Common Stock in an amount equal to (i) the product of the dividend per share on the Common Stock times the total number of Stock Equivalent Units then held by the Participant, divided by
(ii) the Fair Market Value of the Common Stock on the dividend payment date.

         (f) Performance Units. Performance Units shall be based on attainment over a specified period of individual performance targets or on other parameters that may include but shall not be limited to, earnings per share, net profits, total shareholder return, cash flow, return on shareholders' equity, EVA, and cumulative return on net assets employed. Performance Units may be settled in Common Stock or cash or both. Without limiting the generality of the foregoing, it is intended that the Committee shall establish performance goals applicable to Performance Units granted to Participants who, in the judgment of the Committee, may be Covered Employees in such a manner as shall permit payments with respect thereto to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. The maximum amount of compensation that may be paid to any one Participant with respect to any one year shall be $2,000,000.

         (g) The Committee may also, in its sole discretion, shorten or terminate the restricted period or waive any other conditions for the lapse of restrictions with respect to all or any portion of any Award. Notwithstanding the foregoing, all restricted periods shall terminate and the Awards shall be fully vested with respect to any Participant upon the Participant's Retirement, death, or Total Disability, coincident with termination of employment with Newport News. For purposes of this Section 8:

         "Retirement" means the Participant's termination of employment with Newport News at a time when, under the Newport News Retirement Plan or under any other retirement plan that is maintained by Newport News and that is determined by the Committee to be the functional equivalent of the Newport News Retirement Plan, the Participant is eligible to receive an immediately payable normal retirement benefit, or, if approved by the Committee, the Participant is eligible to receive an immediately payable early retirement benefit under such plan; and

         "Total Disability" means the permanent inability of the Participant, which is a result of accident or sickness, to perform such Participant's occupation or employment for which the Participant is suited by reason of the Participant's previous training, education and experience and which results in the termination of the Participant's employment with Newport News.

9.       Dividends

         The Committee may provide in the appropriate Award Agreement that dividends on Restricted Stock may be paid currently in cash or credited to a Participant's account for subsequent distribution as determined by the Committee. The Award Agreement may provide for the reinvestment of dividends paid on Restricted Stock in shares of Common Stock.

10.      Deferrals and Settlements

         Settlement of Awards may be in the form of cash, Common Stock, other Awards, or in combinations therof as the Committee shall determine, and with such other restrictions as it may impose. The Committee may also require or permit Participants to defer the issuance or vesting of shares or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment of, or crediting of interest on, the deferral amounts or the payment or crediting of Dividend Equivalents on deferred settlements denominated in shares.

11.      Transferability and Beneficiaries

                  No Awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code) or Title I of the Employee Retirement Income Security Act, or the rules thereunder unless otherwise determined by the Committee.

12.      Award Agreements

                  Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, which may include the term of an Award (except that (i) except as provided in Section 8(g), no Award shall vest in less than six months after the date the Award is granted and (ii) in no event shall the term of any ISO exceed a period of ten years from the date of its grant), the provisions applicable in the event the Participant's employment terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award.

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

13.      Amendments; Compliance with Rule 16b-3

                  The Committee may suspend, terminate, or amend the Plan as it deems necessary or appropriate to better achieve the purposes of the Plan, except that, without the approval of the Company's shareholders, no such amendment shall be made for which shareholder approval is necessary to comply with any applicable tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under
Section 16b of the Exchange Act.

14.      Tax Withholding

                  The Company shall have the right to (i) make deductions from any settlement of an Award made under the Plan, including the delivery or vesting of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock, as of the Settlement Date of the applicable Award.

15.      Other Company Benefit and Compensation Programs

                  Unless otherwise specifically determined by the Committee, settlements of Awards received by a Participant under the Plan shall not be deemed a part of the Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.      Unfunded Plan

                  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17.      Future Rights

                  No person shall have any claim or right to be granted an award under the Plan, and no Participant shall have any right under the Plan to be retained in the employment of the Company or its affiliates.

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

18.      Governing Law

                  The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

19.      Successors and Assigns

                  The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

20.      Rights as a Shareholder

                  Except as otherwise provided in any Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

21.       Securities Provisions

                  No Award or other transaction shall be permitted under this Plan which would have the effect of imposing liability for a participant under
Section 16 of the Exchange Act. Irrespective of any other provision of this Plan or Award Agreement, any such Award or other transaction purportedly made under or pursuant to this Plan shall be void, ab initio.

                  IN WITNESS WHEREOF, this amended and restated Plan is hereby adopted, with an effective date of May 16, 1997.


                                              NEWPORT NEWS SHIPBUILDING INC.


                                              By:____________________________

ATTEST: ____________________________


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